UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2016

Biolase, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of David C. Dreyer as Senior Vice President and Chief Financial Officer

David C. Dreyer, the Company’s Senior Vice President and Chief Financial Officer, made a personal decision to leave the Company to pursue other opportunities. Mr. Dreyer's decision is unrelated to the current financial position of the Company or its near-term financial prospects.

On December 30, 2016, the Company entered into a transition letter agreement with Mr. Dreyer. Under the terms of the agreement, Mr. Dreyer will continue to serve in his current position for a transition period through January 13, 2017, and will devote his time to the transition of his position. In addition, provided Mr. Dreyer performs his transitional duties to the reasonable satisfaction of the Chief Executive Officer of the Company, the agreement provides that the Company will make a lump sum transition payment of $50,000.00 to Mr. Dreyer, vest certain of Mr. Dreyer’s unvested time-based stock options, will extend the period to exercise his vested stock options for a period of one year from Mr. Dreyer’s final date of employment, and reimburse him for COBRA premiums for himself and his eligible dependents for up to six (6) months following his final date of employment. The foregoing is subject to Mr. Dreyer’s execution and non-revocation of a separation and release agreement.

The Company and its Chief Executive Officer thanks Mr. Dreyer for his positive contributions to the Company and wishes him the best in his future endeavors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase, Inc.

January 6, 2017	By:	/s/ Harold C. Flynn, Jr.

Name: Harold C. Flynn, Jr.
Title: Chief Executive Officer